UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ANAPTYSBIO, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 29, 2022
Dear Stockholder:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders of AnaptysBio, Inc. to be held at AnaptysBio’s corporate office at 10770 Wateridge Circle, Suite 210, San Diego, CA 92121, on Thursday, June 23, 2022 at 9:00 a.m. (Pacific Daylight Time).
The Securities and Exchange Commission rules allow companies to furnish proxy materials to stockholders over the Internet. We have elected to do so, thus reducing the environmental impact and lowering the costs of printing and distributing proxy materials without impacting your timely access to this important information. On or about May 6, 2022, we expect to mail to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our 2022 Annual Meeting of Stockholders and our 2021 annual report on Form 10-K to stockholders. The Notice of Internet Availability or Proxy Materials also provides instructions on how to vote through the Internet or by telephone and includes instructions on how to receive paper copies of the proxy materials by mail, if desired.
The matters to be acted upon at the meeting are described in the accompanying notice of annual meeting and proxy statement.
Your vote is important.
Whether or not you plan to attend the meeting in person, please vote on the Internet or by telephone, or request, sign and return a proxy card to ensure that your shares are represented at the meeting.

Sincerely,

Daniel Faga
Interim President and Chief Executive Officer

ANAPTYSBIO, INC.
10770 Wateridge Circle, Suite 210
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, June 23, 2022

To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders of AnaptysBio, Inc. will be held at AnaptysBio’s corporate office at 10770 Wateridge Circle, Suite 210, San Diego, California 92121, on Thursday, June 23, 2022 at 9:00 a.m. (Pacific Daylight Time).
We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:
1.To elect three Class II directors, each to serve three-year terms through the third annual meeting of stockholders following this meeting and until a successor has been elected and qualified or until earlier resignation or removal.
2.To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
3.To conduct a non-binding advisory vote on the compensation of our named executive officers as disclosed in the accompanying materials.
In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on April 25, 2022 are entitled to notice of, and to vote at, the meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our headquarters.
Your vote as an AnaptysBio, Inc. stockholder is very important. Each share of stock that you own represents one vote.
Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote through the Internet or by telephone, or request, sign and return your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Information About the Meeting” in the proxy statement and the instructions on the Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

Dr. James N. Topper, M.D., Ph.D.
Chairman of the Board of Directors
San Diego, California
April 29, 2022
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 23, 2022: The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available at http://ir.anaptysbio.com.

ANAPTYSBIO, INC.
PROXY STATEMENT FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

i

ANAPTYSBIO, INC.
10770 Wateridge Circle, Suite 210
San Diego, California 92121

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

June 23, 2022
INFORMATION ABOUT SOLICITATION AND VOTING
The accompanying proxy is solicited on behalf of AnaptysBio, Inc.’s board of directors for use at AnaptysBio’s 2022 Annual Meeting of Stockholders (“Annual Meeting”) to be held at AnaptysBio’s corporate office at 10770 Wateridge Circle, Suite 210, San Diego, California 92121, on Thursday, June 23, 2022 at 9:00 a.m. (Pacific Daylight Time), and any adjournment or postponement thereof.
INTERNET AVAILABILITY OF PROXY MATERIALS
Under rules adopted by the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies to each stockholder. On or about May 6, 2022, we expect to send to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and our annual report on Form 10-K. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote through the Internet or by telephone and includes instructions on how to receive paper copies of the proxy materials by mail or an electronic copy of the proxy materials by email.
This process is designed to reduce our environmental impact and lower the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.
GENERAL INFORMATION ABOUT THE MEETING
Purpose of the Meeting
At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, we will consider any other matters that are properly presented for a vote at the meeting. We are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly presented for a vote at the meeting, the persons named in the proxy, who are officers of the company, have the authority in their discretion to vote the shares represented by the proxy.
Record Date; Quorum
Only holders of record of common stock at the close of business on April 25, 2022, the record date, will be entitled to vote at the meeting. At the close of business on April 25, 2022, 28,186,065 shares of common stock were outstanding and entitled to vote.
The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present or represented by proxy at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

GENERAL PROXY INFORMATION
Voting Rights
Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on April 25, 2022, the record date. You may vote all shares owned by you at such date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee. Dissenters’ rights are not applicable to any of the matters being voted on.
Stockholder of Record: Shares Registered in Your Name. If on April 25, 2022, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting, or vote in advance through the Internet or by telephone, or if you request to receive paper proxy materials by mail, by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If on April 25, 2022, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your broker on how to vote the shares held in your account, and your broker has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. Because the brokerage firm, bank or other nominee that holds your shares is the stockholder of record, if you wish to attend the meeting and vote your shares you must obtain a valid proxy from the firm that holds your shares giving you the right to vote the shares at the meeting.
Required Vote
Proposal 1: Each director will be elected by a plurality of the votes cast at the meeting. This means that the three individuals nominated for election to the board of directors at the meeting receiving the highest number of votes cast “FOR” that nominee will be elected. You may either vote “FOR” one or more of the nominees or “WITHHOLD” your vote with respect to any or all of nominees. You may not cumulate votes in the election of directors.
Proposal 2: Approval of the ratification of the appointment of our independent registered public accounting firm will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes cast “AGAINST” the proposal.
Proposal 3: The advisory vote on named executive officer compensation will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes cast “AGAINST” the proposal. This vote is advisory and non-binding in nature.
A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (stockholder withholding) with respect to a particular matter. In addition, a broker may not be permitted to vote on shares held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock (broker non-vote). The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or abstaining or broker non-votes will count for purposes of determining the presence of a quorum, but are not treated as votes cast and, therefore, will have no effect on the matters being voted upon. Proposal 2 is considered a routine proposal and is subject to the discretionary vote of the broker.
Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting
The board of directors recommends that you vote “FOR” the election of each of the Class II directors named in this proxy statement (Proposal 1), “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 2), and “FOR” the non-binding advisory vote on named executive officer compensation (Proposal 3).
Voting Instructions; Voting of Proxies
If you are a stockholder of record, you may:
•vote in person - we will provide a ballot to stockholders who attend the meeting and wish to vote in person;

•vote through the Internet or by telephone - in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or
•vote by mail - if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the proxy card and return it as soon as possible before the meeting in the envelope provided.
Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 22, 2022. Submitting your proxy, whether by telephone, through the Internet or by mail if you request or received a paper proxy card, will not affect your right to vote in person should you decide to attend the meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. For Proposal 1, you may vote “FOR” each of the nominees to the board of directors or you may withhold your vote from any nominee you specify.
For Proposal 2 and Proposal 3, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.
If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote by telephone or through the Internet. If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting.
If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card by telephone or through the Internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.
Expenses of Soliciting Proxies
We will pay the expenses associated with soliciting proxies. Following the original distribution and mailing of the solicitation materials, we or our agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail or otherwise. Following the original distribution and mailing of the solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of those materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.
Revocability of Proxies
A stockholder of record who has given a proxy may revoke it at any time before the closing of the polls by the inspector of elections at the meeting by:
•delivering to our Corporate Secretary (by any means) a written notice stating that the proxy is revoked;
•signing and delivering a proxy bearing a later date;
•voting again through the Internet or by telephone; or
•attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke or change any prior voting instructions.

Electronic Access to the Proxy Materials
The Notice of Internet Availability will provide you with instructions regarding how to:
•view our proxy materials for the meeting through the Internet;
•instruct us to mail paper copies of our future proxy materials to you; and
•instruct us to send our future proxy materials to you electronically by email.
Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The preliminary voting results will be announced at the meeting and posted on our website at http://ir.anaptysbio.com. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the meeting.
Implications of being a “Smaller Reporting Company”
We are a “smaller reporting company,” as defined in Rule 12b-2 under the Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to provide in this proxy statement certain scaled disclosures permitted under the Exchange Act for smaller reporting companies. We will remain a “smaller reporting company” until the fiscal year following the determination that our voting and non-voting common shares held by non-affiliates is at least $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are at least $100 million during the most recently completed fiscal year and our voting and non-voting common shares held by non-affiliates is at least $700 million measured on the last business day of our second fiscal quarter. Accordingly, the information contained in this proxy statement and the matters to be voted on at the Annual Meeting may not be as extensive as the information and proxy proposals submitted by other public companies that are not smaller reporting companies.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE
We are committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management pursue our strategic objectives for the benefit of our stockholders.
Corporate Governance Guidelines
Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions and other policies for the governance of the company. Our Corporate Governance Guidelines are available without charge on the investor relations section of our website at http://ir.anaptysbio.com.
Board Composition and Leadership Structure
The positions of Chief Executive Officer and Chairman of our board of directors are held by two different individuals. Mr. Hamza Suria resigned as our Chief Executive Officer and as a Class II director of our board of directors effective March 20, 2022. Our board of directors appointed Dan Faga, a Class I director of our board of directors, to serve as our Interim President and Chief Executive Officer effective March 21, 2022. Dr. James Topper serves as Chairman of our board of directors. This separated structure allows our Chief Executive Officer to focus on our day-to-day business while our Chairman leads our board of directors in its fundamental role of providing advice to, and independent oversight of, management. Our board of directors believes such separation is appropriate, as it enhances the accountability of the Chief Executive Officer to the board of directors and strengthens the independence of the board of directors from management. Our board of directors also has a Lead Independent Director, Mr. Hollings Renton.
Board’s Role in Risk Oversight
Our board of directors believes that open communication between management and the board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly board of directors’ meetings, where, among other topics, they discuss strategy and risks in the context of reports from the management team and evaluate the risks inherent in significant transactions. While our board of directors is ultimately responsible for risk oversight, our board committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of cybersecurity assessment and internal control over financial reporting and disclosure controls and procedures. The compensation committee assists our board of directors in assessing risks created by the incentives inherent in our compensation policies. The nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of corporate, legal and regulatory risk.
Director Independence
Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”). Under Nasdaq rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that Dr. Fenton, Ms. Hamill, Dr. Marquet, Mr. Renton, Mr. Schmid, Dr. Topper, Mr. Nodelman and Dr. Ware, representing eight of our nine directors, are

“independent directors” as defined under the applicable rules and regulations of the SEC, and the listing requirements and rules of Nasdaq. Our board of directors determined that Mr. Faga was an independent director during fiscal year 2021. Mr. Faga ceased to be an independent director when he was appointed to serve as our Interim President and Chief Executive Officer effective March 21, 2022. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section entitled “Certain Relationships and Related-Party Transactions.”
Committees of Our Board of Directors
Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee operates under a charter approved by our board of directors. Copies of each committee’s charter are posted on the investor relations section of our website at http://ir.anaptysbio.com.
Audit Committee
Our audit committee is composed of Dr. Marquet, Ms. Hamill, Mr. Schmid and Dr. Ware. Mr. Schmid is the chairperson of our audit committee. Dr. Marquet, Ms. Hamill, Mr. Schmid and Dr. Ware each meet the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Mr. Schmid is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is responsible for, among other things:
•our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements;
•our compliance with legal and regulatory requirements;
•reviewing and approving related person transactions;
•selecting and hiring our registered independent public accounting firm;
•assisting the board of directors with risk assessment and management, including cybersecurity risk management;
•the qualifications, independence and performance of our independent auditors; and
•the preparation of the audit committee report to be included in our annual proxy statement.
Compensation Committee
Our compensation committee is composed of Dr. Fenton, Ms. Hamill and Mr. Schmid. Dr. Fenton is the chairperson of our compensation committee. The composition of our compensation committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of this committee is (i) an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:
•evaluating, recommending, approving and reviewing executive officer and director compensation arrangements, plans, policies and programs;
•administering our cash-based and equity-based compensation plans;
•making recommendations to our board of directors regarding any other board of director responsibilities relating to executive compensation;
•reviewing our compensation policies for elements of risk;
•reviewing and discussing with management the disclosures contained under the caption “Compensation Discussion and Analysis” for use in our annual proxy statement, if required; and

•performing the other responsibilities set forth in its charters as in effect from time to time.
Our compensation committee retained an independent compensation consultant, Compensia, Inc. (“Compensia”), a national compensation consulting firm, to assist in structuring our executive officer and director compensation for 2022. Compensia provided our compensation committee with market data and analyses from a peer group of biotechnology companies with product candidates in a similar stage of development and similar financial and size characteristics. Compensia has not provided our company or our compensation committee with any other services during 2022 that would compromise its independence or pose a conflict of interest.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is composed of Mr. Nodelman, Mr. Renton, Dr. Topper and Dr. Ware. Mr. Renton is the chairperson of our nominating and corporate governance committee. The composition of our nominating and corporate governance committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:
•identifying, considering and recommending candidates for membership on our board of directors;
•developing and recommending corporate governance guidelines and policies;
•overseeing the process of evaluating the performance of our board of directors; and
•advising our board of directors on other corporate governance matters.
Codes of Business Conduct and Ethics
Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of conduct is posted on the investor relations section of our website at http://ir.anaptysbio.com by clicking on “Governance.” Any amendments or waivers of our Code of Conduct for Directors or our Code of Conduct for Employees pertaining to a member of our board of directors or one of our executive officers will be disclosed on our website at the above-referenced address.
Hedging and Pledging Prohibitions
Under our Insider Trading Policy, our employees, executive officers, and members of our board of directors are prohibited from engaging in certain speculative transactions including, among other things: (i) acquiring, selling, or trading in any interest or position relating to the future price of our securities, such as a put option, a call option, or a short sale (including a short sale “against the box”); (ii) engaging in hedging or monetization transactions, including prepaid variable forward contracts, equity swaps, collars and exchange funds; or (iii) purchasing our securities on margin, borrowing against any account in which our securities are held, or pledging our securities as collateral for a loan.
Compensation Committee Interlocks and Insider Participation
None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during the year ended December 31, 2021.
Board and Committee Meetings and Attendance
The board of directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time. During 2021, the board of directors held seven meetings, including by videoconference, the audit committee held four meetings, the compensation committee held four meetings and the nominating and corporate governance committee held two meetings. During 2021, none of the directors attended fewer than 75% of the aggregate of the total number of meetings held by the board of directors during his or her tenure and the total number of meetings held by all committees of the board of directors on which such director served during his or her tenure. The independent members of the board of directors also meet separately without management directors on a regular basis to discuss such matters as the independent directors consider appropriate.

Board Attendance at Annual Stockholders’ Meeting
Nine directors were in attendance at our 2021 annual meeting of stockholders, which was held prior to Mr. Faga joining the Board of Directors in November 2021. We invite and encourage each member of our board of directors to attend our annual meetings of stockholders, however, we do not have a formal policy regarding attendance of annual meetings by the members of our board of directors.
Communication with Directors
Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of the board of directors or a specific member of our board of directors (including our Chairman) may do so by letters addressed to the attention of our Corporate Secretary, AnaptysBio, Inc., 10770 Wateridge Circle, Suite 210, San Diego, CA 92121.
All communications by letter addressed to the attention of our Corporate Secretary will be reviewed by the Corporate Secretary and provided to the members of the board of directors unless such communications are unsolicited items, sales materials and other routine items and items unrelated to the duties and responsibilities of the board of directors.
Board Diversity
Due to the complex nature of our business, the Board believes it is important to consider diversity of race, ethnicity, gender, sexual orientation, age, education, cultural background, and professional experiences in evaluating board candidates in order to provide practical insights and diverse perspectives. In addition, on our board of directors there are two directors who hold medical doctorates and two directors who hold doctorates in scientific fields. Members of our Board self-identify as set forth in the table below. Each of the categories listed in the table below has the meaning set forth in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of March 31, 2022)
Total Number of Directors	9
	Woman	Man	Non-Binary	Did Not Disclose Gender
Gender Identity
Directors	2	7	—	—
Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	1	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Considerations in Evaluating Director Nominees
The nominating and corporate governance committee is responsible for identifying, evaluating and recommending candidates to the board of directors for board membership. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing a diverse, experienced and highly qualified board of directors. Candidates may come to our attention through current members of our board of directors, professional search firms, stockholders or other persons.
The nominating and corporate governance committee will recommend to the board of directors for selection all nominees to be proposed by the board of directors for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the board of directors for election at each annual meeting of stockholders, and will recommend all director nominees to be appointed by the board of directors to fill interim director vacancies.

Our board of directors encourages selection of directors who will contribute to the Company’s overall corporate goals. The nominating and corporate governance committee may from time to time review and recommend to the board of directors the desired qualifications, expertise and characteristics of directors, including such factors as business experience, diversity and personal skills in life sciences and biotechnology, finance, marketing, financial reporting and other areas that are expected to contribute to an effective board of directors. Exceptional candidates who do not meet all of these criteria may still be considered. In evaluating potential candidates for the board of directors, the nominating and corporate governance committee considers these factors in the light of the specific needs of the board of directors at that time.
In addition, under our Corporate Governance Guidelines, a director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the board of directors and committees on which such director sits, and to review prior to meetings material distributed in advance for such meetings. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities, will be considered. Under our Corporate Governance Guidelines, there are no limits on the number of three-year terms that may be served by a director. However, in connection with evaluating recommendations for nomination for reelection, the nominating and corporate governance committee considers director tenure. We value diversity on a company-wide basis, but have not adopted a specific policy regarding board diversity.
Stockholder Recommendations for Nominations to the Board of Directors
The nominating and corporate governance committee will consider properly submitted stockholder recommendations for candidates for our board of directors who meet the minimum qualifications as described above. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record can nominate a candidate for election to the board of directors by complying with the procedures in Article I, Section 1.11 of our Bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the Bylaws on nominations by stockholders. Any nomination should be sent in writing to our Corporate Secretary, AnaptysBio, Inc., 10770 Wateridge Circle, Suite 210, San Diego, CA 92121. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our Bylaws, and a representation that the nominating stockholder is a beneficial or record holder of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the nominating and corporate governance committee, and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the nominating and corporate governance committee.
All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of stockholders must be in writing and notice must be delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 75th day nor earlier than the close of business on the 105th day prior to the first anniversary of the preceding year’s annual meeting. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL NO. 1
ELECTION OF CLASS II DIRECTORS
Our board of directors is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors and director nominees in Class II will stand for election at this meeting. The terms of office of directors in Class III and Class I do not expire until the annual meetings of stockholders to be held in 2023 and 2024, respectively.
Our Class II directors, whose terms will expire at this Annual Meeting, are Dr. Topper, Dr. Ware and Ms. Hamill.
Our nominating and corporate governance committee recommended to our board of directors, and our board of directors nominated, Dr. Topper, Dr. Ware and Ms. Hamill, each an incumbent Class II director, for election as Class II directors at the Annual Meeting. At the recommendation of our nominating and corporate governance committee, our board of directors proposes that each of Dr. Topper, Dr. Ware and Ms. Hamill be elected as a Class II director for a three-year term expiring at the annual meeting of stockholders to be held in 2025 and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.
Each director will be elected by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the three individuals nominated for election to the board of directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one or more nominees or “WITHHOLD” your vote with respect to any or all of the individuals nominated for election to the board of directors. You may not cumulate votes in the election of directors. Shares represented by proxies will be voted “FOR” the election of each of the Class II nominees, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve, the proxies may be voted for such substitute nominee as the proxy holders, who are officers of our company, determine. Each nominee has consented to being named in this proxy statement and to serve if elected. Proxies may not be voted for more than three directors.
Nominees to the Board of Directors
The nominees and their ages are provided in the table below. Additional biographical information for each nominee is set forth in the text below the table.

Name	Age	Position and Class
Laura J. Hamill (1)(2)	57	Director, Class II
James Topper, M.D., Ph.D.(3)	60	Chairman of the Board, Class II
J. Anthony Ware, M.D.(2)(3)	69	Director, Class II
______________________
(1)    Member of the Compensation Committee
(2)    Member of the Audit Committee
(3)    Member of the Nominating and Corporate Governance Committee
Laura J. Hamill has served as a member of our board of directors since September 2019. From August 2018 to July 2019, Ms. Hamill served as Executive Vice President, Worldwide Commercial Operations at Gilead Sciences, Inc., a biotechnology company, where she was responsible for leading the company’s commercial operations. Prior to joining Gilead, Ms. Hamill held a number of U.S. and international executive positions of increasing responsibility at Amgen, Inc., a biopharmaceutical company, from July 2000 to July 2018, most recently as Senior Vice President, U.S. Commercial Operations. In addition, Ms. Hamill previously held a variety of roles in the biopharmaceutical industry, including positions at F. Hoffmann-La Roche Ltd., a biopharmaceutical company. Ms. Hamill serves on numerous boards of directors, including Pardes Biosciences, Inc. and Y-mAbs Therapeutics, Inc. In the last five years, Ms. Hamill previously served on the board of directors of Acceleron Pharma, Inc., a publicly traded company, until its acquisition in December 2021. Ms. Hamill holds a bachelor’s degree in business administration from the University of Arizona. Our board believes that Ms. Hamill’s extensive experience in the biopharmaceutical industry and leadership skills provides her with the qualifications and skills to serve our board of directors.
James N. Topper, M.D., Ph.D., has served as a member of our board of directors since November 2007. Dr. Topper has been a partner with Frazier Healthcare since August 2003, serving as General Partner since 2005. Before joining Frazier

Healthcare, Dr. Topper served as head of the Cardiovascular Research and Development Division of Millennium Pharmaceuticals, Inc. and ran Millennium San Francisco (formerly COR Therapeutics, Inc.) from 2002 until 2003. Before the merger of COR and Millennium in 2002, Dr. Topper served as the Vice President of Biology at COR from August 1999 to February 2002. Dr. Topper has served on numerous boards of directors and currently serves on the boards of directors of the publicly traded companies Alpine Immune Sciences, Inc. and Frazier Life Sciences Acquisition Corp. In the last five years, Dr. Topper previously served on the boards of directors of the following publicly traded companies: Allena Pharmaceuticals and Sierra Oncology. Dr. Topper received his M.D. and Ph.D. in biophysics from Stanford University and his B.S. in biology from the University of Michigan. Our board of directors believes that Dr. Topper’s experience overseeing Frazier Healthcare investments in biotechnology, senior-management experience in our industry, significant knowledge of medical and scientific matters affecting our business, and understanding of our industry provide him with the qualifications and skills to serve on our board of directors.
J. Anthony Ware, M.D., has served as a member of our board of directors since August 2017. From 2001 to January 2018, Dr. Ware held numerous positions at Eli Lilly and Company, a global pharmaceutical company, including Senior Vice President of Product Development of Lilly Bio-Medicines from October 2009 to January 2018 and Interim President of Lilly Bio-Medicines from January 2017 to April 2017. Before joining Eli Lilly and Company, Dr. Ware served as Professor of Medicine and Molecular Pharmacology at Albert Einstein College of Medicine in New York, where he was also Chief of Cardiology at Montefiore Medical Center from 1996 to 2001. Before joining Albert Einstein College of Medicine, Dr. Ware was on the faculty of Harvard Medical School from 1984 to 1996 and served as a senior physician and Director of the Coronary Care Unit at Beth Israel Hospital. Dr. Ware received his B.S. from Washburn University, and his M.D. from the University of Kansas. He completed internships and residency at The University of Texas at Houston and Baylor College of Medicine, where he also served as Chief Resident. He completed fellowships both at Baylor and at Harvard Medical School, and is board certified both in internal medicine and cardiovascular disease. Our board of directors believes that Dr. Ware’s extensive academic and industry experience and significant knowledge of scientific matters provide him with the qualifications and skills to serve on our board of directors.
Directors Not Standing for Election
The directors who are serving or who have been appointed for terms that end following the meeting, and their ages, occupations and length of board service are provided in the table below. Additional biographical information for each nominee is set forth in the text below the table.

Name	Age	Position and Class
Daniel Faga(1)	42	Director, Class I
Dennis Fenton, Ph.D.(2)	70	Director, Class I
Oleg Nodelman.(3)	45	Director, Class I
Magda Marquet, Ph. D.(4)	63	Director, Class III
Hollings Renton, M.B.A.(3)(5)	75	Director, Class III
John P. Schmid (2)(4)	59	Director, Class III
_________________
(1)    Mr. Faga has been appointed as our Interim President and Chief Executive Officer, effective March 21, 2022.
(2)    Member of the Compensation Committee
(3)    Member of the Nominating and Corporate Governance Committee
(4)    Member of the Audit Committee
(5)    Lead Independent Director
Daniel Faga has served as a member of our board of directors since November 2021, and has served as our Interim President and Chief Executive Officer since March 2022. From January 2020 to November 2021, Mr. Faga served as Chief Operating Officer at Mirati Therapeutics responsible for leading the company's strategy, corporate finance, legal and other business operations. Prior to joining Mirati, Mr. Faga served as the Chief Business Officer for Spark Therapeutics, Inc. from May 2016 through December 2019, where he was responsible for the Corporate Strategy & Public Affairs organization including leadership of corporate strategy, portfolio and new product planning, patient advocacy, business development, alliance management, asset & program management and corporate communications functions. From July 2009 until April 2016, Mr. Faga was a Managing Director at Centerview Partners, an investment banking and advisory firm, where he served as a founding member of Centerview's healthcare advisory practice. Prior to Centerview, Mr. Faga worked at Merrill Lynch in its healthcare investment banking group and as a management consultant in the Life Sciences Practice at PRTM. Mr. Faga earned a B.S. in Engineering from Cornell University and an M.B.A. in Health Care Management from The Wharton School at the University of Pennsylvania. Our board of directors believes that Mr. Faga’s extensive industry experience and executive experience provides him with the qualifications and skills to serve on our board of directors.
Dennis Fenton, Ph.D., has served as a member of our board of directors since March 2018. From 1981 to 2008, Dr. Fenton held numerous positions at Amgen, Inc., a biotechnology company, including Executive Vice President from 2000 until 2008, Senior Vice President of Operations from 1995 until 2000 and Senior Vice President of Sales, Marketing and Process Development from 1992 until 1995. Prior to his time at Amgen, Inc., Dr. Fenton served as Senior Research Scientist at Pfizer, Inc., and previously was a research associate and graduate student at Rutgers University. In the past five years, Dr. Fenton previously served on the boards of directors of Sienna Biopharmaceuticals, Inc., Portola Pharmaceuticals, Inc. and Pfenex Inc., a publicly traded company. Dr. Fenton holds a B.S. in Biology from Manhattan College and a Ph.D. in Microbiology from Rutgers University. Our board of directors believes that Dr. Fenton’s extensive experience in the life sciences industry provides him with the qualifications and skills to serve on our board of directors.
Oleg Nodelman has served as a member of our board of directors since April 2021. Since October 2013, Mr. Nodelman has served as the Founder and Portfolio Manager of EcoR1 Capital LLC, a biotech-focused investment advisory firm established in 2013, and one of our principal shareholders. Previously, Mr. Nodelman served as a Portfolio Manager at BVF Partners from 2001 to 2012. Mr. Nodelman earned a B.S.F.S. in Science and Technology from Georgetown University, School of Foreign Service in 1999. Mr. Nodelman serves on the boards of directors of the publicly traded companies Prothena Corporation plc, Nuvation Bio Inc. and Panacea Acquisition Corp.II. Our board of directors believes that Mr. Nodelman’s extensive industry experience provides him with the qualifications and skills to serve on our board of directors.
Magda Marquet, Ph.D, has served as a member of our board of directors since January 2021. As a former founder and CEO, Dr. Marquet holds a Ph.D in Biochemical Engineering from INSA/University of Toulouse, France. She has received numerous prestigious awards throughout her career including the 2005 Regional Ernst & Young Entrepreneur of the Year award in the Life Sciences category, the Athena Pinnacle award, the Director of the Year award (Corporate Governance) from the Corporate Directors Forum and has been inducted into the CONNECT Entrepreneur Hall of Fame. Dr. Marquet currently serves on the boards of directors of Arcturus Therapeutics Holdings, Inc., Transcode Therapeutics, Inc., and chairs its compensation committee and is a member of its audit committee, and Immix Biopharma, Inc., and serves as the chair of its compensation committee. In the last five years, Dr. Marquet also served on the board of directors of Pfenex, Inc., a publicly traded company, until its acquisition by Ligand Pharmaceuticals. Our board of directors believes Dr. Marquet’s broad operational, fundraising expertise including venture, private equity and venture debt, as well as her expertise in M&A, global commercial development, regulatory strategies and building a winning culture of innovation and strategic growth provides her with the qualifications and skills to serve our board of directors.
Hollings Renton, M.B.A., has served as a member of our board of directors since June 2015. Mr. Renton previously served as the Chief Executive Officer and President of Onyx Pharmaceuticals, Inc. from 1993 to 2008 and as the chairperson of the board of directors from 2000 to 2008. Before joining Onyx Pharmaceuticals, Mr. Renton served as the President and Chief Operating Officer of Chiron Corporation, a pharmaceutical company, from 1991 to 1993, following its acquisition of Cetus Corporation. Before joining Onyx Pharmaceuticals, Mr. Renton served as the President of Cetus Corporation from 1990 to 1991, as Chief Operating Officer from 1987 to 1990, and as Chief Financial Officer from 1983 to 1987. Mr. Renton currently serves on the board of Zymeworks, Inc., a publicly traded company. In the last five years, Mr. Renton previously served on the board of directors of the publicly traded company Portola Pharmaceuticals, Inc. Mr. Renton received his M.B.A. from the University of Michigan and his B.S. in Mathematics from Colorado State University. Our board of directors believes that Mr. Renton’s extensive industry experience and board memberships provide him with the qualifications and skills to serve on our board of directors.
John P. Schmid, M.B.A., has served as a member of our board of directors since June 2015. Mr. Schmid served as Chief Financial Officer of Auspex Pharmaceuticals, Inc. from September 2013 to June 2015. Before joining Auspex Pharmaceuticals, Mr. Schmid co-founded Trius Therapeutics, a publicly traded biopharmaceutical company, where he served as the Chief Financial Officer from June 2004 until its merger with Cubist Pharmaceuticals, Inc., in September 2013. Before he joined Trius Therapeutics, Mr. Schmid served as the Chief Financial Officer at GeneFormatics, Inc., a private biotechnology company, from 1998 to 2003, and at Endonetics, a private medical device company, from 1995 to 1998. Mr. Schmid currently serves as a member of the boards of directors of the publicly traded companies Design Therapeutics Inc., Poseida Therapeutics, Inc., and Xeris Pharmaceuticals, all pharmaceutical companies. In the last five years, Mr. Schmid has previously served on the board of directors of Helix Acquisition Corp., a special purpose acquisition company. Mr. Schmid received his M.B.A. from the University of San Diego and his B.A. from Wesleyan University. Our board of directors believes that Mr. Schmid’s extensive industry experience and executive positions at multiple biopharmaceutical companies qualify him to serve on our board of directors.
There are no familial relationships among any of our directors and executive officers.
Non-Employee Director Compensation
The following table presents the total compensation for each person who served as a non-employee member of our board of directors in the year ended December 31, 2021. Mr. Suria, our Chief Executive Officer during fiscal year 2021, received no compensation for his service as a director in the year ended December 31, 2021. Mr. Suria resigned as our Chief Executive Officer, effective March 20, 2022.

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards(2) ($)	Total ($)
Daniel Faga (3)	3,913	305,816	309,729
Dennis Fenton, Ph.D.	63,378	238,058	301,436
Laura J. Hamill	54,500	238,058	292,558
Magda Marquet, Ph. D.	45,733	468,419	514,152
Oleg Nodelman	—	—	—
Hollings Renton	70,000	238,058	308,058
John P. Schmid, M.B.A.	62,500	238,058	300,558
James N. Topper, M.D., Ph.D.	85,000	238,058	323,058
J. Anthony Ware, M.D.	68,000	238,058	306,058
_____________________
(1)    As of December 31, 2021, Mr. Faga held outstanding options to purchase 13,321 shares of common stock with a weighted-average exercise price of $31.12 per share; Dr. Fenton held outstanding options to purchase 39,507 shares of common stock with a weighted-average exercise price of $59.37 per share; Ms. Hamill held outstanding options to purchase 30,268 shares of common stock with a weighted-average exercise price of $26.54 per share; Mr. Nodelman did not hold outstanding options to purchase shares of common stock; Dr. Marquet held outstanding options to purchase 22,784 shares of common stock with a weighted-average exercise price of $28.58 per share; Mr. Renton held outstanding options to purchase 100,156 shares of common stock with a weighted-average exercise price of $22.58 per share; Mr. Schmid held outstanding options to purchase 91,337 shares of common stock with a weighted-average exercise price of $23.92 per share; Dr. Topper held outstanding options to purchase 49,000 shares of common stock with a weighted-average exercise price of $39.55 per share; and Dr. Ware held outstanding options to purchase 73,265 shares of common stock with a weighted-average exercise price of $32.74 per share. All options accelerate in full upon a change in control of the company.
(2)    The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to the directors during the year ended December 31, 2021 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by our directors from the options.
(3)    Mr. Faga was appointed our Interim President and Chief Executive Officer, effective March 21, 2022. In connection with this appointment, the Company entered into an employment agreement with Mr. Faga. Information regarding Mr. Faga’s employment agreement is set forth in the section below entitled “Executive Compensation – Mr. Faga’s Employment Agreement.”
Pursuant to our non-employee director compensation policy each of our non-employee directors is provided with an annual retainer of $40,000. Additionally, our lead director and the non-executive chairpersons of our board of directors, audit, compensation, nominating and corporate governance, and research and development committees will receive an additional annual payment of $25,000, $32,500, $20,000, $12,500, $8,000 and $15,000, respectively; and the other members of our audit, compensation, nominating and corporate governance, and research and development committees will receive an additional annual payment of $9,000, $6,000, $4,000 and $10,000, respectively.
Each of our non-employee directors generally receives an annual stock option grant in February to purchase 9,200 shares of common stock, which stock option vests in equal monthly installments over one year, subject to the director’s continued service. Additionally, new non-employee directors will receive a stock option to purchase 18,400 shares of common stock, which stock option will vest in equal monthly installments over three years and a prorated annual stock option grant, subject to the director’s continued service. All stock options will accelerate in full upon a change in control.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED CLASS II DIRECTORS.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected KPMG LLP as our principal independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2022. KPMG LLP audited our financial statements for the fiscal years ended December 31, 2021 and 2020. We expect that representatives of KPMG LLP will be present at the Annual Meeting, will be able to make a statement if they so desire and will be available to respond to appropriate questions.
At the Annual Meeting, the stockholders are being asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Our audit committee is submitting the selection of KPMG LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the audit committee would reconsider the appointment. Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in our best interests and the interests of our stockholders.
The following table presents fees for services rendered by KPMG LLP for the years ended December 31, 2021 and 2020 (in thousands).
Principal Accountant Fees and Services

Fees Billed to AnaptysBio	Fiscal Year 2021	Fiscal Year 2020
Audit fees(1)	$500	$435
Tax fees(2)	36	27
Total fees	$536	$462
_______________________
(1)    “Audit fees” include fees for professional services provided by KPMG LLP in connection with the audit of our consolidated financial statements, review of our quarterly consolidated financial statements, and related services that are typically provided in connection with registration statements, including filing of our S-3 registration statement.
(2)    “Tax fees” include fees related to tax compliance and advice. Tax advice fees encompass a variety of permissible services, including technical tax advice related to federal and state income tax matters; and assistance with tax audits.
The audit committee must pre-approve all services to be performed for us by KPMG LLP. Pre-approval is granted usually at regularly scheduled meetings of the audit committee. The audit committee also may approve the additional unanticipated services by either convening a special meeting of the audit committee or acting by unanimous written consent. During 2021, all services billed by KPMG LLP were pre-approved by the audit committee in accordance with this policy.
These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our audit committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees described in the table above were approved by our audit committee.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2.

REPORT OF THE AUDIT COMMITTEE
The information contained in the following report of the Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that we specifically incorporate it by reference.
The audit committee has reviewed and discussed with our management and KPMG LLP our audited consolidated financial statements as of and for the year ended December 31, 2021. The audit committee has also discussed with KPMG LLP the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (United States).
The audit committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with KPMG LLP its independence.
Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited consolidated financial statements as of and for the year ended December 31, 2021 be included in our annual report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee
John P. Schmid, M.B.A. (Chair)
Laura J. Hamill
Magda Marquet, Ph.D.
J. Anthony Ware, M.D.

PROPOSAL NO. 3
NON-BINDING ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We are seeking a non-binding, advisory stockholder vote on the compensation awarded to our named executive officers for the fiscal year ended December 31, 2021, known as a “Say on Pay” vote.
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Section 14A of the Exchange Act. At our 2019 annual meeting of stockholders, we asked our stockholders to express a preference for the frequency of our Say on Pay vote. The majority of our stockholders voted to hold the Say on Pay vote on an annual basis, and therefore, based on that vote, we present this vote every year.
As described in detail in the “Executive Compensation” section of this proxy statement, our compensation program is designed to reward our executive officers at a level consistent with our overall strategic and financial performance and to provide remuneration sufficient to attract, retain and motivate them to exert their best efforts and create a successful company. Our philosophy is to tie a greater percentage of an executive officer’s compensation to stockholder returns and to keep cash compensation at a competitive level while providing the opportunity to be well-rewarded through equity if we perform well over time. We believe that our executive compensation program, with its balance of short-term incentives (including base salary and annual cash incentives tied to performance measures) and long-term incentives (including equity awards) reward sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Executive Compensation section of this proxy statement.
Based on the above, we request that stockholders approve, on a non-binding advisory basis, the compensation of our named executive officers as described in this proxy statement pursuant to the following resolution:
RESOLVED, that the compensation paid to AnaptysBio’s named executive officers, as disclosed in this proxy statement, including the “Executive Compensation” section, compensation tables and narrative discussion, is hereby APPROVED.
Vote Required
Approval of named executive officer compensation requires the approval of a majority of the votes present or represented by proxy and voted for or against the matter.
As an advisory vote, this proposal is non-binding. Although the vote is non-binding, our board of directors and compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 11, 2022 for:
•each of our directors;
•each of our named executive officers;
•all of our directors and executive officers as a group; and
•each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.
Applicable percentage ownership is based on 28,183,873 shares of common stock issued and outstanding as of April 11, 2022. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable within 60 days of April, 11, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table on the following page is c/o AnaptysBio, Inc., 10770 Wateridge Circle, Suite 210, San Diego, CA 92121.

Beneficial Owner	Shares Beneficially Owned (#)	Shares Beneficially Owned (%)
Named Executive Officers and Directors
Daniel Faga(1)	7,221	*
Paul Lizzul.(2)	57,214	*
Eric J. Loumeau(3)	145,887	*
Hamza Suria(4)	418,864	1.5
Dennis Fenton, Ph.D.(5)	42,574	*
Laura J. Hamill(6)	32,668	*
Magda Marquet, Ph.D.(7)	19,740	*
Oleg Nodelman(8)	7,520,424	26.7
Hollings Renton, M.B.A.(9)	103,223	*
John P. Schmid, M.B.A.(10)	94,404	*
James N. Topper, M.D., Ph.D.(11)	1,032,579	3.7
Anthony Ware, M.D.(12)	79,932	*
Total Executive Officers and Directors as a Group (12 people)(13)	9,554,730	33.9

5% Stockholders
EcoR1 Capital LLC(14)	7,520,424	26.7
Tang Capital Partners, LP(15)	2,628,678	9.3
BlackRock, Inc.(16)	1,865,288	6.6
The Vanguard Group(17)	1,842,683	6.5
Federated Hermes, Inc.(18)	1,604,287	5.7
___________________
*    Represents beneficial ownership of less than one percent.

(1)Consists of 7,221 shares of common stock issuable to Mr. Faga upon the exercise of stock options that are exercisable within 60 days of April 11, 2022
(2)Consists of (a) 964 shares of common stock held directly by Dr. Lizzul and (b) 56,250 shares of common stock issuable to Dr. Lizzul upon the exercise of stock options that are exercisable within 60 days of April 11, 2022.
(3)Consists of (a) 523 shares of common stock held directly by Mr. Loumeau and (b) 145,364 shares of common stock issuable to Mr. Loumeau upon the exercise of stock options that are exercisable within 60 days of April 11, 2022.
(4)Consists of (a) 964 shares of common stock held directly by Mr. Suria and (b) 417,900 shares of common stock issuable to Mr. Suria upon the exercise of stock options that are exercisable within 60 days of April 11, 2022.
(5)Represents 42,574 shares of common stock issuable to Dr. Fenton upon the exercise of stock options that are exercisable within 60 days of April 11, 2022.
(6)Represents 32,668 shares of common stock issuable to Ms. Hamill upon the exercise of stock options that are exercisable within 60 days of April 11, 2022.
(7)Represents 19,740 shares of common stock issuable to Dr. Marquet upon the exercise of stock options that are exercisable within 60 days of April 11, 2022.
(8)Consists of the shares of common stock described in footnote 14 below. Mr. Nodelman joined our board of directors in April 2022, and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(9)Represents 103,223 shares of common stock issuable to Mr. Renton upon the exercise of stock options that are exercisable within 60 days of April 11, 2022.
(10)Represents 94,404 shares of common stock issuable to Mr. Schmid upon the exercise of stock options that are exercisable within 60 days of April 11, 2022.
(11)Consists of (a) 899,700 shares of common stock held directly by Frazier Healthcare V, L.P based on Schedule 13-D/A filed on November 26, 2020 and (b) 80,812 shares of common stock held directly by Dr. Topper and (c) 52,067 shares of common stock issuable to Dr. Topper upon the exercise of stock options that are exercisable within 60 days of April 11, 2022.
(12)Consists of (a) 3,600 shares of common stock held directly by Dr. Ware and (b) 76,332 shares of common stock issuable to Dr. Ware upon the exercise of stock options that are exercisable within 60 days of April 11, 2022.
(13)Includes shares beneficially owned by our executive officers and directors. Consists of (a) 8,506,987 shares of common stock and (b) 1,047,743 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 11, 2022.
(14)Consists of 7,520,424 shares of common stock held directly by EcoR1 Capital Fund Qualified, L.P. Each of EcoR1 Capital Fund Qualified, L.P., EcoR1 Capital, LLC and Oleg Nodelman have shared voting and dispositive power over such shares. The address of each of EcoR1 Capital Fund Qualified, L.P., EcoR1 Capital, LLC and Mr. Nodelman is 357 Tehama Street #3, San Francisco, California 94103.
(15)Based on Schedule 13-G/A filed by Tang Capital Partners, L.P. on February 16, 2021. Consists of 2,628,678 shares of common stock held directly by Tang Capital Partners L.P. The address of Tang Capital Partners L.P. is 4747 Executive Drive, Suite 210, San Diego, CA 92121.
(16)Based on Schedule 13-G/A filed by BlackRock, Inc. (“Blackrock”) on February 3, 2022. Consists of 1,865,288 shares of common stock held by the following subsidiaries of BlackRock, Inc, or BlackRock: BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors, and BlackRock Fund Managers Ltd. Blackrock’s address is 55 East 52nd Street, New York, New York 10055.
(17)Based on Schedule 13-G/A filed by The Vanguard Group on February 9, 2022. Consists of 1,842,683 shares of common stock held by the following subsidiaries of The Vanguard Group: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited, and Vanguard Investments UK, Limited. The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, Pennsylvania 19355.
(18)Based on Schedule 13-G filed by Federated Hermes, Inc.(“FHI”) on February 14, 2022. Consists of 1,604,287 shares of common stock held by Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., which are wholly owned subsidiaries of FII Holdings, Inc., which is wholly owned subsidiary of FHI. All of FHI’s. outstanding voting stock is held in the Voting Shares Irrevocable Trust for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees. FHI’s address is 1001 Liberty Avenue, Pittsburgh, PA 15222.

EXECUTIVE OFFICERS
The following table provides information regarding our executive officers as of March 31, 2022:

Executive Officers:
Name	Age	Position
Daniel Faga(1)	42	Interim President and Chief Executive Officer and Director
Eric Loumeau	59	Chief Operating Officer
Paul Lizzul	47	Chief Medical Officer
Dennis Mulroy	67	Chief Financial Officer
(1)Mr. Faga was appointed interim president and chief executive officer effective March 21, 2022 following the resignation by Hamza Suria from his position.

Mr. Faga’s biographical information is set forth above under the heading “Proposal No. 1 Election of Class II Directors - Directors not Standing for Election”.
Eric Loumeau, J.D. has served as our Chief Operating Officer since July 2020 and as our General Counsel since August 2018. Mr. Loumeau also served as our interim Chief Financial Officer from September 2019 to July 2020. Mr. Loumeau previously served as General Counsel and Chief Compliance Officer of Otonomy, Inc. from May 2015 through March 2018. Before joining Otonomy, Mr. Loumeau served as Chief Financial Officer of Rempex Pharmaceuticals, Inc. from June 2011 to December 2013 and continued as Vice President of Legal Affairs from December 2013 until May 2015 following Rempex’s acquisition by The Medicines Company. He also previously functioned as General Counsel at Hollis-Eden Pharmaceuticals, Inc. for over seven years. Mr. Loumeau’s experience as outside corporate counsel at national law firms includes tenures at Skadden, Arps, Slate, Meagher & Flom LLP, Cooley LLP, Mintz Levin Cohn Ferris Glovsky and Popeo PC, and Bass, Berry & Sims PLC. Mr. Loumeau received his J.D. from Boalt Hall School of Law at the University of California, Berkeley, and his B.S. in Finance from Brigham Young University.
Paul Lizzul M.D., Ph.D., M.P.H., M.B.A. joined our Company as our Chief Medical Officer in July 2020. Dr. Lizzul previously served as Executive Medical Director of Amgen Inc, a pharmaceutical company, from January 2020 to July 2020. Before joining Amgen, he served as Chief Medical Officer of Sienna Biopharmaceuticals, Inc. from 2016 to January 2020. Previously, he served as Senior Medical Director and Head of Safety at Kythera Biopharmaceuticals, Inc., and as an Assistant Professor of Dermatology and Associate Director of Clinical Research at the Tufts University School of Medicine, where he conducted investigator-initiated and industry-sponsored clinical trials in inflammatory skin diseases (psoriasis). Dr. Lizzul has authored articles in academic journals on topics including inflammation, psoriasis, aesthetics (Kybella) and health care reform. Dr. Lizzul is a diplomat of the American Board of Dermatology and a faculty member of the American Academy of Dermatology and previously served on the FDA’s Dermatology and Ophthalmic Drugs Advisory Committee. Dr. Lizzul is a volunteer member of the teaching faculty in the Department of Dermatology at University of California, Los Angeles School of Medicine. Dr. Lizzul completed his post-graduate medical internship at Greenwich Hospital, Yale University School of Medicine and his dermatology residency at the University of California Davis, where he was appointed chief resident. Dr. Lizzul earned his B.S. in Biology from Rensselaer Polytechnic Institute, and an M.D., Ph.D. in Molecular Genetics and Microbiology and M.P.H. in Epidemiology/Outcomes from the Rutgers/Robert Wood Johnson Medical School. Dr. Lizzul also earned an M.B.A. in Entrepreneurship from the Rutgers Business School.
Dennis Mulroy has served as our Chief Financial Officer since July 2020. Mr. Mulroy previously served as Chief Financial Officer for La Jolla Pharmaceutical Company from April 2015 to May 2020. Before joining La Jolla Pharmaceutical, he served as Chief Financial Officer of Taxus Cardium Pharmaceuticals Group, Inc., and Chief Financial Officer of Molecular Imaging, Inc., Chief Financial Officer of SeraCare Life Sciences, Inc. Mr. Mulroy began his career at Ernst & Young LLP. Mr. Mulroy received a B.S. degree in business administration, with an emphasis in accounting, from the University of San Diego and is a Certified Public Accountant (inactive) in the state of California.
Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.
Executive Compensation Policies and Practices
We endeavor to maintain sound compensation governance standards consistent with our executive compensation policies and practices. Our compensation committee evaluates our executive compensation program on a regular basis (and no less than annually) to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:
What We Do
•Maintain an Independent Compensation Committee. Our compensation committee consists solely of independent directors who establish our compensation practices.
•Retain an Independent Compensation Advisor. Our compensation committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management. This consultant performed no other consulting or other services for us in 2021.
•Annual Executive Compensation Review. Our compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.
•Compensation At-Risk. Our executive compensation program is designed so that a significant portion of each of our Named Executive Officer’s compensation is “at-risk” based on corporate performance, as well as equity-based, to align the interests of our executive officers and stockholders.
•Use a “Pay-for-Performance” Philosophy. The majority of our Named Executive Officers’ compensation is directly linked to corporate performance through short-term performance-based annual bonuses and long-term equity awards; we also structure their target total direct compensation opportunities with a strong emphasis on the long-term equity component, thereby making a substantial portion of each Named Executive Officer’s target total direct compensation dependent upon our stock price performance.
•Succession Planning. On an as-needed basis, we review the risks associated with our Named Executive Officer positions to ensure adequate succession plans are in place.
What We Do Not Do
•No Guaranteed Bonuses. We do not provide guaranteed bonuses to our Named Executive Officers.
•No Executive Retirement Plans. We do not currently offer defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our Named Executive Officers other than the plans and arrangements that are available to employees generally.
•No Hedging or Pledging. We prohibit our employees (including our Named Executive Officers) and the non-employee members of our board of directors from hedging or pledging our securities.
•No Special Welfare or Health Benefits. We do not provide our Named Executive Officers with any welfare or health benefit programs, other than participation in our broad-based employee programs.
Stockholder Advisory Vote to Approve Named Executive Officer Compensation
At our 2021 Annual Meeting of Stockholders, we conducted our non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote). Approximately 99.5% of the votes cast approved our executive compensation program for 2020. Our board of directors and our compensation committee consider the result of the Say-on-Pay vote in determining the compensation of our executive officers, including our named executive officers. Based on the strong level of support for our executive compensation program demonstrated by the result of last year’s Say-on-Pay vote, among other factors, our board of directors and our compensation committee determined not to implement significant changes to our executive compensation program for 2021.
We value the opinion of our stockholders. Our board of directors and our compensation committee will continue to consider the result of the Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our executive officers.

In addition, consistent with the recommendation of our board of directors and the preference of our stockholders as reflected in the non-binding stockholder advisory vote on the frequency of future Say-on-Pay votes held at our 2019 Annual Meeting of Stockholders, we continue to hold future Say-on-Pay votes on an annual basis. Accordingly, after the vote at the Annual Meeting to which this Proxy Statement relates, our next Say-on-Pay vote will be conducted at our 2023 Annual Meeting of Stockholders.
Executive Compensation Objectives
The principal objectives of our executive compensation program, policies, and practices are to:
•offer competitive compensation which enables us to attract and retain high-caliber executives;
•reward the achievement of our business objectives by directly linking annual bonuses to the achievement of objectives that build long-term stockholder value;
•recognize both corporate and individual performance by providing opportunities for career advancement and opportunities for above-median short-term and long-term compensation based on measurable corporate and individual performance; and
•aligning the interests of our executives with those of our stockholders by incentivizing and rewarding the creation of stockholder value.
Our executive compensation program has reflected, and we expect that it will continue to reflect, our industry and life-cycle stage, including the fact that we are a biotechnology company whose product candidates are in pre-clinical and clinical development and remain subject to regulatory approval. As a result, our revenues have been and will continue to be limited, and we expect to continue to incur net losses for at least the next several years. In an effort to preserve cash resources, our historical compensation programs have focused on long-term incentive compensation in the form of equity awards relative to cash compensation. This approach seeks to place a substantial portion of executive compensation at risk by rewarding our Named Executive Officers, in a manner comparable to our stockholders, for achieving our business and financial objectives.
In addition to long-term incentive compensation, we have also implemented an annual performance-based cash bonus plan for our Named Executive Officers. Payments under this cash bonus plan are based primarily on our level of achievement of pre-established corporate performance goals to reflect the fact that our Named Executive Officers make the key strategic decisions influencing our Company as a whole.
When considering the total variable pay-mix for our executive officers, we seek to design and implement a competitive executive compensation program that combines both cash and incentive elements based on annual performance objectives and long-term equity elements that will be flexible and complementary to meet our compensation objectives. Our compensation committee has not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.
Role of Compensation Consultant
Our compensation committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to our compensation committee and its chair, and serves at the discretion of our compensation committee, which reviews the engagement annually.
For 2021, our compensation committee retained Compensia to serve as its compensation advisor to advise on executive compensation matters, including competitive market pay practices for our executive officers, and with the data analysis and selection of the compensation peer group.
Competitive Positioning
In 2021, our compensation committee directed Compensia to again refresh our compensation peer group in light of our adjusted market capitalization. In evaluating the companies to comprise the compensation peer group at that time, Compensia considered the following criteria: (i) biotechnology and pharmaceutical companies with therapeutic similarity in inflammation, immune-oncology, and other antibody-based therapies; (ii) with lead drugs in phase II or III or pending approval; (iii) 25 - 230 employees; and (iv) a market capitalization of 0.33x to 3.0x our market capitalization.
Based on a review of the analysis prepared by Compensia, in September 2021 our compensation committee approved an updated compensation peer group, referred to as the 2021 peer group, consisting of the following companies:

Aeglea BioTherapeutics	Gossamer Bio	RAPT Therapeutics
Arcus Biosciences	ImmunoGen	Sangamo Therapeutics
Atara Biotherapeutics	iTeos Therapeutics	Seres Therapeutics
Corbus Pharmaceuticals	Jounce Therapeutics	Syndax Pharmaceuticals
CymaBay Therapeutics	Kura Oncology	Tonix Pharmaceuticals
CytomX Therapeutics	Mersana Therapeutics	ZIOPHARM Oncology
Evelo Biosciences	Prothena

Our compensation committee used this compensation peer group as a reference for its compensation decisions in February 2022.
The compensation practices of the applicable compensation peer group was the primary guide used by our compensation committee to compare the competitiveness of each compensation element and overall compensation levels (base salary, target annual cash bonus opportunities, and long-term incentive compensation) for purposes of decisions relating to compensation.
Our compensation committee reviews our compensation peer group each year (unless there have been significant changes to either our business model or market capitalization) and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

EXECUTIVE COMPENSATION
The following tables and accompanying narrative disclosure set forth information about the compensation provided to certain of our executive officers during the years ended December 31, 2021 and 2020. These executive officers, who include our principal executive officer and the two most highly-compensated executive officers (other than our principal executive officer) who were serving as executive officers at the end of the fiscal year ended December 31, 2021, were:
•Hamza Suria, Former President, Chief Executive Officer and Director;
•Paul F. Lizzul, Chief Medical Officer; and
•Eric Loumeau, Chief Operating Officer and General Counsel
We refer to these individuals as our “named executive officers.”
Summary Compensation Table
The following table presents summary information regarding the total compensation that was awarded to, earned by or paid to our Named Executive Officers for services rendered during the years ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Option Award(1) ($)	Non-Equity Incentive Plan ($)	All Other Compensation ($)	Total ($)
Hamza Suria(2)	2021	586,000	2,702,323	241,725	8,810(3)	3,538,858
President, Chief Executive Officer and Director	2020	567,000	—	311,850	6,540(3)	885,390
Paul Lizzul	2021	458,000	1,015,911	216,357	8,810(4)	1,699,078
Chief Medical Officer	2020	168,205	1,238,769	67,507	104,238(6)	1,578,719
Eric Loumeau	2021	461,000	1,015,911	168,553	10,322(5)	1,655,786
Chief Operating Officer and General Counsel	2020	399,025	149,991	168,000	8,322(5)	725,338
_____________________
(1)    The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to the Named Executive Officers during the years ended December 31, 2021 and 2020 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by our Named Executive Officers from the options.
(2)    Mr. Suria resigned from his position effective March 20, 2022. In accordance with the terms of Mr. Suria’s consulting agreement, all of Mr. Suria’s outstanding equity awards will continue vesting pursuant to their terms during the term of his consultancy, which expires on March 21, 2023.
(3)    Reflects 401(k) matching contributions and group term life insurance premiums paid by us on behalf of Mr. Suria.
(4)    Reflects 401(k) matching contributions and group term life insurance premiums paid by us on behalf of Mr. Lizzul.
(5)    Reflects 401(k) matching contributions and group term life insurance premiums paid by us on behalf of Mr. Loumeau.
(6)    Reflects a sign-on bonus of $100,000 paid to Dr. Lizzul upon joining the company and 401(k) matching contributions and group term life insurance premiums paid by us on behalf of Dr. Lizzul.

Outstanding Equity Awards at Fiscal Year-End Table
The following table presents, for each of the Named Executive Officers, information regarding outstanding stock options held as of December 31, 2021.

Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Hamza Suria(2)	12/17/2012	19,425	—	0.91	12/16/2022
	09/16/2014	51,840	—	0.70	09/16/2024
	08/14/2015	265,928	—	6.93	08/14/2025
	02/24/2017	225,000	—	24.60	02/24/2027
	01/26/2018	61,688	1,312	106.84	01/26/2028
	02/08/2019	66,583	27,417	68.89	02/07/2029
	12/13/2019	140,000	140,000	15.73	12/12/2029
	02/10/2021	—	119,700	29.70	02/09/2031
	02/10/2021	—	46,300	29.70	02/09/2031
Paul Lizzul (3)	07/30/2020	31,875	58,125	18.50	07/29/2030
	02/10/2021	—	45,000	29.70	02/09/2031
	02/10/2021	—	20,000	29.70	02/09/2031
Eric Loumeau(4)	08/06/2018	33,333	6,667	78.18	08/05/2028
	02/08/2019	24,792	10,208	68.89	02/07/2029
	08/18/2019	10,208	7,292	49.20	08/17/2029
	12/06/2019	36,500	49,000	14.02	12/05/2029
	07/13/2020	1,042	6,458	20.16	07/12/2030
	02/10/2021	—	45,000	29.70	02/09/2031
	02/10/2021	—	20,000	29.70	02/09/2031
______________________
(1)     All stock-option awards granted prior to our IPO in January 2017 were granted under our Amended and Restated 2006 Equity Incentive Plan, and all stock-option awards granted subsequent to our IPO were granted under our 2017 Equity Incentive Plan. Except where otherwise noted, the underlying shares of each option vest over four years, with 1/4 of the underlying shares vesting on the first calendar anniversary of the grant date and, thereafter, 1/48 of the underlying shares vest on the same day of each succeeding calendar month, subject to the optionee’s employment through each applicable vesting date, such that 100% of the underlying shares will have vested on the fourth calendar anniversary of the grant date.
(2)    The options vest as to their underlying shares as follows: (i) the shares underlying the options granted on December 17, 2012, September 16, 2014, August 14, 2015, and February 24, 2017 have fully vested; (ii) of the 63,000 shares underlying the option granted on January 26, 2018, 1/4 vested on January 26, 2019, and 1/48 vest on the twenty-sixth day of each succeeding calendar month, starting February 26, 2019; (iii) of the 94,000 shares underlying the option granted on February 8, 2019, 1/4 vested on February 8, 2020, and 1/48 vest on the eighth day of each succeeding calendar month, starting March 8, 2020; (iv) of the 280,000 shares underlying the option granted on December 13, 2019, 1/4 vested on December 13, 2020, and 1/48 vest on the thirteenth day of each succeeding calendar month, starting January 13, 2021; (v) of the 119,700 shares underlying one of the options granted on February 10, 2021, 1/4 vested on February 10, 2022, and 1/48 vest on the tenth of day of each succeeding calendar month, starting March 10, 2022; and (vi) of the 46,300 shares underlying one of the options granted on February 10, 2021, 1/2 vest upon achievement of certain performance conditions, 1/4 vest upon achievement of certain performance conditions, and 1/4 vest upon achievement of certain performance conditions , provided, however, that in accordance with the terms of Mr. Suria’s consulting agreement, all of Mr. Suria’s outstanding equity awards will continue vesting pursuant to their terms during the term of his consultancy, which will end on March 21, 2023, following which all unvested equity awards will be forfeited. Mr. Suria resigned from his position as chief executive officer effective March 20, 2022.
(3)    The options vest as to their underlying shares as follows: (i) of the 90,000 shares underlying the option granted on July 13, 2020, 1/4 vested on July 13, 2021, and 1/48 vest on the thirteenth day of each succeeding calendar month, starting August 13, 2021; (ii) of the 45,000 shares underlying one of the options granted on February 10, 2021, 1/4 vested on February 10, 2022, and 1/48 vest on the tenth day of each succeeding calendar month, starting March 10, 2022; and (iii) of the 20,000 shares underlying one of the options granted on February 10, 2021, 1/2 vest upon achievement of certain performance conditions, 1/4 vest upon achievement of certain performance conditions, and 1/4 vest upon achievement of certain performance conditions. If we experience a change in control and Mr. Lizzul is terminated without “cause” or resigns for “good reason” (each as defined in the Lizzul Employment Agreement) upon the occurrence of, or within 13 months following, such change of control, and provided that Mr. Lizzul delivers a signed settlement and general release in favor of us and satisfies all conditions to make such release effective, then each of Mr. Lizzul’s then currently outstanding stock options will vest in full.
(4)    The options vest as to their underlying shares as follows: (i) of the 40,000 shares underlying the option granted on August 6, 2018, 1/4 vested on August 6, 2019, and 1/48 vest on the sixth day of each succeeding calendar month, starting September 6, 2019; (ii) of the 35,000 shares underlying the options granted on February 8, 2019, 1/4 vested on February 8, 2020, and 1/48 vest on the eighth day of each succeeding calendar month, starting March 8, 2020; (iii) of the 17,500 shares underlying the options granted on August 18, 2019, 1/4 vested on August 18, 2020, and 1/48 vest on the eighteenth day of each succeeding calendar month, starting September 18, 2020; (iv) of the 85,500 shares underlying the options granted on December 6, 2019, 1/4 vested on December 6, 2020, and 1/48 vest on the sixth day of each succeeding calendar month, starting January 6, 2021; (v) of the 7,500 shares underlying the options granted on July 13, 2020, 1/4 vested on July 13, 2021, and 1/48 vest on the thirteenth day of each succeeding calendar month, starting August 13, 2021; (vi) of the 45,000 shares underlying one of the options granted on February 10, 2021, 1/4 vested on February 10, 2022, and 1/48 vest on the tenth day of each succeeding calendar month, starting March 10, 2022; and (vii) of the 20,000 shares underlying one of the options granted on February 10, 2021,1/2 vest upon achievement of certain performance conditions, 1/4 vest upon achievement of certain performance conditions, and 1/4 vest upon achievement of certain performance conditions. If we experience a change in control and Mr. Loumeau is terminated without “cause” or resigns for “good reason” (each as defined in the Loumeau Employment Agreement) upon the occurrence of, or within 13 months following, such change of control, and provided that Mr. Loumeau delivers a signed settlement and general release in favor of us and satisfies all conditions to make such release effective, then each of Mr. Loumeau’s then currently outstanding stock options will vest in full.
Employment Agreements
The terms and conditions of employment of each of Mr. Faga, Dr. Lizzul and Mr. Loumeau are set forth in written employment agreements. Each of these arrangements was approved by our board of directors. Prior to his resignation as our Chief Executive Officer, effective March 20, 2022, Mr. Suria was party to a written employment agreement with us, and following his resignation, he is party to a separation agreement and a consulting agreement with us. In connection with his appointment as our Interim President and Chief Executive Officer, effective March 21, 2022, we entered into a written employment agreement with Mr. Faga. We believed these employment agreements were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization. We believe the separation agreement and consulting agreement we entered into with Mr. Suria were necessary to induce Mr. Suria to provide transition support.
Mr. Suria’s Separation Agreement and Consulting Agreement
Mr. Suria previously served as our President and Chief Executive Officer. Mr. Suria resigned from his position on March 20, 2022. Mr. Suria was party to an employment agreement with the Company, dated January 26, 2018, pursuant to which, among other things, Mr. Suria was entitled to certain severance benefits upon his termination by the Company without cause.  In connection with Mr. Suria’s resignation, the Company entered into a separation agreement, dated March 20, 2022, with Mr. Suria regarding the terms of his separation from the Company, pursuant to which, among other things, Mr. Suria’s employment agreement with the Company was terminated, and in exchange for executing a general release of claims in favor of the Company, for a period of 12 months, Mr. Suria is entitled to receive salary continuation payments of his then-current base salary of $603,580 and reimbursement for his COBRA premiums. In addition, the Company entered into a consulting agreement with Mr. Suria, pursuant to which Mr. Suria is engaged as a consultant to provide transition support through March 21, 2023. Mr. Suria’s outstanding equity awards will continue vesting pursuant to their terms during his consultancy, and remain eligible for accelerated vesting in the event he is terminated without cause within 12 months following a change in control of the Company.
Dr. Lizzul's Employment Agreement
Pursuant to an employment agreement effective as of July 31, 2020, as amended on April 25, 2022, or the Lizzul Employment Agreement, Dr. Lizzul serves as our Chief Medical Officer. The Lizzul Employment Agreement set forth the principal terms and conditions of his employment, including his annual base salary, subject to periodic review and an annual target cash bonus opportunity of up to 40% of his base salary, which bonus is earned based on our achievement of performance goals established by our chief executive officer, the achievement of which is evaluated by our chief executive officer and board of directors. Dr. Lizzul’s employment is at will and may be terminated at any time, with or without cause. However, pursuant to the terms of the Lizzul Employment Agreement, Dr. Lizzul will be entitled to severance benefits upon a qualifying termination of employment as described in “-Potential Payments upon Termination or Change in Control” below.

Mr. Loumeau’s Employment Agreement
Pursuant to an employment agreement effective as of July 15, 2020, as amended on April 25, 2022, or the Loumeau Employment Agreement, Mr. Loumeau serves as our Chief Operating Officer and General Counsel. The Loumeau Employment Agreement set forth the principal terms and conditions of his employment, including his annual base salary, subject to periodic review and an annual target cash bonus opportunity of up to 45% of his base salary, which bonus is earned based on our achievement of performance goals established by our chief executive officer, the achievement of which is evaluated by our chief executive officer and board of directors. Mr. Loumeau’s employment is at will and may be terminated at any time, with or without cause. However, pursuant to the terms of the Loumeau Employment Agreement, Mr. Loumeau will be entitled to severance benefits upon a qualifying termination of employment as described in “-Potential Payments upon Termination or Change in Control” below.
Mr. Faga’s Employment Agreement
Mr. Faga was appointed our Interim President & Chief Executive Officer, effective March 21, 2022. The Company has entered into an employment agreement, dated March 21, 2022, or the Faga Employment Agreement, with Mr. Faga in connection with his appointment, which sets forth the principal terms and conditions of his employment as the Company’s Interim President and Chief Executive Officer, including his initial annual base salary of $603,580 and an annual target cash bonus opportunity of up to 55% of his base salary, which bonus may be earned based upon the achievement of specified performance goals (and which will be prorated for his partial year of service). Mr. Faga also received an equity grant consisting of 887,043 restricted stock units with associated dividend equivalent rights payable as the RSU award vests. The RSU award will vest on the 24-month anniversary of his March 21, 2022 start date. The Faga Employment Agreement will continue for a two-year term with an automatic renewal for one year unless there is 3 months’ written notice by either party or unless it is terminated pursuant to its terms, however Mr. Faga’s employment is at-will and may be terminated at any time, with or without cause. However, pursuant to the terms of the Faga Employment Agreement, Mr. Faga will be entitled to severance benefits upon a qualifying termination of employment as described in “-Potential Payments upon Termination or Change in Control” below.
Potential Payments upon Termination or Change in Control

Termination
Pursuant to the Faga Employment Agreement, the Lizzul Employment Agreement and the Loumeau Employment Agreement, in the event that Mr. Faga, Dr. Lizzul or Mr. Loumeau is terminated without “cause” or resigns for “good reason” (each as defined in the applicable employment agreement), provided that each delivers a signed settlement and general release in favor of us and satisfies all conditions to make such release effective, (i) in the case of Mr. Faga, he will receive continued severance payments for twelve months, and in the case of Dr. Lizzul and Mr. Loumeau, nine months, and (ii) and if each elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), we will pay directly to the insurance provider of our group health plans, the monthly premium for such continuation coverage for each officer and his family, for twelve months, in the case of Mr. Faga, and nine months, in the case of Dr. Lizzul and Mr. Loumeau, or such earlier date on which coverage with a new employer is obtained.
Change in Control
Pursuant to the Faga Employment Agreement and certain of his outstanding stock option agreements, if we experience a change of control and Mr. Faga is terminated without “cause” or resigns for “good reason” (each as defined in the Faga Employment Agreement) upon the occurrence of, or within 13 months following, such change of control, and provided that Mr. Faga delivers a signed settlement and general release in favor of us and satisfies all conditions to make such release effective, (i) Mr. Faga will receive the continued severance payments and COBRA premiums described above for eighteen months and (ii) a bonus payment equal to his target bonus payment for the year, (iii) a prorated bonus based on actual achievement by the Company of goals for the year, and (iv) all of Mr. Faga’s outstanding equity awards, including his RSU award, will vest in full. Pursuant to the Faga Employment Agreement, if within the 24-month anniversary of his March 21, 2022 appointment, any payment to Mr. Faga would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986 and be subject to an excise tax by Section 4999, then such payment shall be grossed up so that Mr. Faga receives the same amount after imposition of the excise tax as he would have received had no excise tax been imposed.

Pursuant to each of the Lizzul Employment Agreement and the Loumeau Employment Agreement, if we experience a change in control and Dr. Lizzul or Mr. Loumeau, as applicable, is terminated without “cause” or resigns for “good reason” (each as defined in each of the Lizzul Employment Agreement and the Loumeau Employment Agreement) upon the occurrence of, or within 13 months following, such change of control, and provided that Dr. Lizzul or Mr. Loumeau, as applicable, delivers a signed settlement and general release in favor of us and satisfies all conditions to make such release effective, (i) Dr. Lizzul or Mr. Loumeau, as applicable, will receive the severance payments and COBRA premiums described above for twelve months, (ii) Dr. Lizzul's or Mr. Loumeau's, as applicable, currently outstanding stock options will vest in full, and (iii) Dr. Lizzul or Mr. Loumeau, as applicable, will receive the full payment of his target bonus and a prorated payment of his actual bonus for the applicable year of termination.
Each of the Lizzul Employment Agreement and the Loumeau Employment Agreement contains a “better after-tax” provision, which provides that if any of the payments to Dr. Lizzul or Mr. Loumeau, respectively, constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code, in each case based upon the highest marginal rate for the applicable tax.
Executive Benefits
Our named executive officers are eligible to participate in our employee benefit plans on the same basis as our other employees, including our health and welfare plans.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of December 31, 2021 with respect to compensation plans under which shares of our common stock may be issued.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(#)	Weighted-average exercise price of outstanding options, warrants and rights($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)(2)	3,460,295	28.84	4,520,291
Equity compensation plans not approved by security holders	—	—	—
Total	3,460,295	28.84	4,520,291
________________________
(1)    Includes our 2006 Equity Incentive Plan, 2017 Equity Incentive Plan and our 2017 Employee Stock Purchase Plan, and excludes purchase rights accruing under our 2017 Employee Stock Purchase Plan.
(2)    We have ceased issuing awards under our Amended and Restated 2006 Equity Incentive Plan as of the effective date of our 2017 Equity Incentive Plan. Any shares of common stock that are subject to outstanding awards under the 2006 Equity Incentive Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance under our 2017 Equity Incentive Plan. In addition, the number of shares reserved for issuance under our 2017 Equity Incentive Plan increased automatically by 4% on January 1, 2022 and will increase automatically on the first day of January of each of 2023 through 2028 by the number of shares equal to 4% of the total outstanding shares of our common stock as of the immediately preceding December 31 or a lower number approved by our board of directors or compensation committee. There are 1,528,496 shares of common stock available for issuance under the 2017 Employee Stock Purchase Plan and will increase automatically on the first day of January of each of 2023 through 2028 by the number of shares equal to 1% of the total outstanding shares of our common stock as of the immediately preceding December 31 or a lower number approved by our board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
From January 1, 2020 to the present, there have been no transactions, and there are currently no proposed transactions, in which the amount involved exceeds $120,000 to which we or any of our subsidiaries was (or is to be) a party and in which any director, director nominee, executive officer, holder of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had (or will have) a direct or indirect material interest, except for payments set forth under “Proposal One” and “Executive Compensation” above.
Policies and Procedures for Related Party Transactions
We adopted a written related person transactions policy providing that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a transaction with us in which the amount involved exceeds $120,000 without the review and approval of our audit committee, or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

ADDITIONAL INFORMATION
Stockholder Proposals to be presented at Next Annual Meeting
Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Our bylaws provide that for stockholder nominations to our board of directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at AnaptysBio, Inc., 10770 Wateridge Circle, Suite 210, San Diego, CA 92121.
To be timely for our company’s 2023 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than the close of business on March 10, 2023 and not later than the close of business on April 9, 2023. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our bylaws. In no event will the public announcement of an adjournment or a postponement of our annual meeting commence a new time period for the giving of a stockholder’s notice as provided above.
Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2023 annual meeting of stockholders must be received by us not later than December 31, 2022 in order to be considered for inclusion in our proxy materials for that meeting. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our bylaws.
Available Information
We will mail without charge, upon written request, a copy of our annual report on Form 10-K for the year ended December 31, 2021, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
10770 Wateridge Circle, Suite 210
San Diego, CA 92121
Attn: Corporate Secretary
The annual report on Form 10-K is also available at http://ir.anaptysbio.com.
“Householding” - Stockholders Sharing the Same Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report on Form 10-K and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees and helps protect the environment as well.
We expect that a number of brokers with account holders who are our stockholders will be “householding” our annual report on Form 10-K and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report on Form 10-K and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. You may revoke your consent at any time by contacting your broker.
Upon written or oral request, we will undertake to promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report on Form 10-K and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report on Form 10-K and other proxy materials, you may write our Corporate Secretary at 10770 Wateridge Circle, Suite 210, San Diego, CA 92121, or call 1 (858) 362-6348.
Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability or annual report on Form 10-K and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about “householding” or our Corporate Secretary at the address or telephone number listed above.

OTHER MATTERS
Our board of directors does not presently intend to bring any other business before the meeting and, so far as is known to the board of directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

AnaptysBio

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

	INTERNET Go To: **www.proxypush.com/ANAB** • Cast your vote online • **Have your Proxy Card ready** • Follow the simple instructions to record your vote
	PHONE Call **1-866-813-1246** • Use any touch-tone telephone • **Have your Proxy Card ready** • Follow the simple recorded instructions
	MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

AnaptysBio, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 25, 2022

TIME: Thursday, June 23, 2022 9:00 AM, Local Time
PLACE: 10770 Wateridge Circle, Suite 210, San Diego, CA 92121

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Daniel Faga and Dennis Mulroy, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of AnaptysBio, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

AnaptysBio, Inc.

Annual Meeting of Stockholders

Please make your marks like this: X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

PROPOSAL		YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Election of Class II Directors with Terms Expiring in 2025				
		FOR		WITHHOLD	
	1.01 Laura Hamill	☐		☐	FOR
	1.02 James Topper M.D., Ph.D.	☐		☐	FOR
	1.03 J. Anthony Ware, M.D.	☐		☐	FOR
		FOR	AGAINST	ABSTAIN	
2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐	FOR
3.	Non-binding advisory vote on compensation of our named executive officers.	☐	☐	☐	FOR

NOTE: To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

☐ **Check here if you would like to attend the meeting in person.**

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) ____________ Date ____________

Signature (if held jointly) ____________ Date ____________